Exhibit 99.1

Devon Energy Corporation 20 North Broadway Oklahoma City, OK 73102-8260
News Release

Investor Contact	Shea Snyder	405 552 4782
Media Contact	Chip Minty	405 228 8647
DEVON ENERGY’S THIRD-QUARTER 2010 NET EARNINGS INCREASE TO $2.1 BILLION
OKLAHOMA CITY — November 3, 2010 — Devon Energy Corporation (NYSE:DVN) today reported net earnings of $2.1 billion for the quarter ended September 30, 2010, or $4.81 per common share ($4.79 per diluted common share). This compares with third-quarter 2009 net earnings of $499 million, or $1.13 per common share ($1.12 per diluted common share).
For the nine months ended September 30, 2010, Devon reported net earnings of $4.0 billion, or $9.02 per common share ($8.99 per diluted common share). This compared with a net loss for the nine months ended September 30, 2009, of $3.1 billion, or $7.09 per common share ($7.09 per diluted common share).
Devon’s third-quarter 2010 financial results were impacted by certain items securities analysts typically exclude from their published estimates. The most significant of the adjusting items was a $1.5 billion gain on the sale of assets in Azerbaijan. Excluding adjusting items, the company earned $628 million, or $1.44 per diluted common share. The adjusting items are discussed in more detail later in this news release.
Divestiture Program Advances; Share Repurchase Plan On Track
In November 2009, Devon announced a plan to strategically reposition itself as a focused North American onshore company. During the third quarter of 2010, Devon completed the sale of its assets in Azerbaijan and China. To date, the company has received aggregate pre-tax proceeds of $6.8 billion. The only significant, remaining divestiture package, Devon’s assets in Brazil, is under a $3.2 billion contract and is expected to close around year-end 2010. Total proceeds from the divestiture program are expected to exceed $10 billion with after-tax proceeds approximating $8 billion.
On May 5, 2010, the company announced a portion of its divestiture proceeds would be utilized to repurchase $3.5 billion of common stock. As of September 30, 2010, Devon had repurchased 14.7 million shares of its common stock for $936 million. In addition, Devon also directed $1.7 billion of sales proceeds to reduce debt balances and allocated $1.2 billion to capture leasehold across its North American onshore property base, principally in oil and liquids-rich areas.
Oil and Liquids Production Growth Lead Third-Quarter Operating Highlights
Devon drilled 407 wells in the third quarter of 2010 with an overall success rate of 99 percent. The company achieved several notable operational accomplishments in the third-quarter:
•	Devon’s total production for the third quarter of 2010 averaged 613,000 oil-equivalent barrels (Boe) per day. The company’s oil and natural gas liquids production totaled 193,000 barrels per day for the quarter. This represents an 11 percent increase in liquids production compared to the third quarter of 2009.
•	In the Permian Basin, increased oil and liquids-rich activity drove production 18 percent higher than the year-ago quarter to 44,000 barrels per day. The company is currently running 17 operated rigs and has assembled nearly 1 million net acres of leasehold targeting the Avalon Shale, Bone Spring, Wolfberry and a number of other plays.

•	In Canada, net production from Devon’s Jackfish oil sands project averaged 21,300 barrels per day in the third quarter. Jackfish was taken offline for scheduled plant maintenance during the last three weeks of the third quarter and resumed operations on September 30, 2010.
•	Construction of Devon’s second Jackfish oil sands project is now approximately 90 percent complete. The company plans to commence steam injection at Jackfish 2 in the second quarter of 2011, with first production expected by the end of next year.
•	Devon sanctioned its third Jackfish development project and filed a regulatory application in the third quarter. The company could begin facilities construction at Jackfish 3 by the end of 2011, with plant start-up targeted for 2015.
•	Production from the company’s Cana-Woodford Shale play in western Oklahoma averaged a record 117 million cubic feet of gas equivalent per day during the quarter. This represents an increase in production of 122 percent over the year-ago quarter. Devon expects to commence operations from its Cana gas processing plant by the end of 2010.
•	In the Granite Wash in the Texas panhandle, Devon drilled three significant horizontal wells in the third quarter. Initial production from these wells averaged 4,290 barrels of oil-equivalent per day, including 605 barrels of oil and 1,450 barrels of natural gas liquids per day. The company has an average working interest of 65 percent in these wells.
•	Devon increased its net production from the Barnett Shale field in north Texas to an all-time high of 1.2 billion cubic feet of natural gas equivalent per day in the third quarter, including 40,100 barrels per day of liquids production. This represents an eight percent increase in production compared to the third quarter of 2009.
Oil and Gas Revenues Increase; Midstream Operating Profit Expands
Sales of oil, gas, and natural gas liquids from continuing operations were $1.7 billion in the third quarter of 2010. This was a 14 percent increase compared to the third quarter of 2009. Higher realized natural gas and liquids prices more than offset a decrease in production following the Gulf of Mexico properties that were divested in the second quarter of 2010. Devon’s average third-quarter realized price per Boe, including the impact of hedges, increased 23 percent over the year-ago period to $33.96 per barrel.
Devon’s marketing and midstream operating profit totaled $125 million in the third quarter of 2010. For comparison, marketing and midstream operating profit was $103 million in the third quarter of 2009. The 20 percent year-over-year increase was attributable to higher throughput and higher natural gas and natural gas liquids prices.
Oil and gas production from continuing operations averaged 613,000 oil-equivalent barrels per day representing a four percent increase in the company’s North American onshore production over the third quarter of 2009. Oil and natural gas liquids production growth from the company’s U.S. onshore segment drove the increase.
Repositioning Drives Cost Savings
The efficiencies realized through the strategic repositioning of the company were reflected in Devon’s third-quarter results. Expenses in most categories declined both in total and on a unit-of-production basis.
Lease operating expenses (LOE) in the quarter totaled $415 million or $1 million less than the third quarter of 2009. When compared to the second quarter of 2010, LOE declined by $27 million. Devon’s divestiture of higher cost Gulf of Mexico properties more than offset the effects of rising oilfield service and supply costs.
Third-quarter general and administrative expenses declined by three percent to $131 million in 2010 compared with 2009.
The company also reduced interest expense in the most recent quarter. Compared with the third quarter of 2009, interest expense decreased eight percent to $83 million due to lower overall debt balances.

Taxes other than income taxes increased $14 million to $95 million in the third quarter of 2010. The year-over-year increase was driven by higher production taxes resulting from increased oil and gas revenues.
Compared with the third quarter of 2009, depreciation, depletion, and amortization expense (DD&A) of oil and gas properties declined by six percent to $397 million. Unit DD&A declined four percent to $7.04 per Boe in the third quarter of 2010.
Income tax expense from continuing operations in the third quarter of 2010 was $270 million or 39 percent of pre-tax earnings. After adjusting for several items generally excluded by securities analysts, Devon’s third quarter tax rate totaled 33 percent of pre-tax earnings.
Cash Flow Increases 47 Percent; Divestiture Proceeds Add to Cash on Hand
Cash flow before balance sheet changes totaled $1.8 billion in the third quarter of 2010, a 47 percent increase over the third quarter a year ago. Other sources of cash included $2.0 billion in proceeds from the divestitures in Azerbaijan and China. Devon utilized a portion of this cash flow in the third quarter to fully fund its capital program and to repurchase $441 million of common stock. At September 30, 2010, the company’s cash balances reached $4.0 billion, and its net debt to adjusted capitalization ratio declined to eight percent. Reconciliations of cash flow before balance sheet changes, net debt and adjusted capitalization, which are non-GAAP measures, are provided in this release.
Divestitures Impact Reported Financial and Operational Results
In accordance with accounting standards, Devon has reclassified the assets, liabilities, and results of its international segment as discontinued operations for all accounting periods presented in this release. Although revenues and expenses for prior periods were reclassified, previously reported net earnings were not impacted. Included with this release is a table of revenues, expenses, production categories, and the amounts reclassified as discontinued operations for each period presented.
Items Excluded from Published Earnings Estimates
Devon’s reported net earnings include income and expense items that are typically excluded by securities analysts in their published estimates of the company’s financial results. These items and their effects upon reported earnings for the third quarter of 2010 are summarized below:
Items affecting continuing operations:
•	A change in fair value of oil, gas, and NGL derivatives decreased third-quarter earnings by $23 million pre-tax ($17 million after tax).
•	A change in fair value of interest rate and other financial instruments decreased third-quarter earnings by $72 million pre-tax ($47 million after tax).
•	U.S. income taxes on foreign earnings assumed to be repatriated to the U.S. decreased third-quarter earnings by $22 million.
•	Restructuring costs decreased third-quarter earnings by $63 million pre-tax ($40 million after tax).
•	Income tax accrual adjustments decreased third-quarter earnings by $16 million.
Items affecting discontinued operations:
•	The decision to divest all international assets generated financial benefits that increased third-quarter earnings by $30 million pre-tax ($20 million after tax).
•	Restructuring costs increased third-quarter earnings by $3 million pre-tax ($2 million after tax).
•	Divestitures of assets in Azerbaijan resulted in a third-quarter gain of $1.5 billion pre-tax ($1.5 billion after tax).
•	Insurance settlement proceeds related to a business interruption claim in Azerbaijan increased third-quarter earnings by $60 million pre-tax ($60 million after tax).
The following tables summarize the effects of these items on third-quarter 2010 earnings, income taxes, and cash flow.

Summary of Items Typically Excluded by Securities Analysts (in millions)
Continuing Operations — Third Quarter 2010

	Pre-tax				After-tax	Cash Flow Before
	Earnings	Income Tax Effect			Earnings	Balance Sheet
	Effect	Current	Deferred	Total	Effect	Changes Effect

Oil, gas, and NGL derivatives	$(23)	—	(6)	(6)	(17)	—
Interest rate and other financial instruments	(72)	—	(25)	(25)	(47)	—
U.S. income taxes on foreign earnings	—	—	22	22	(22)	—
Restructuring costs	(63)	6	(29)	(23)	(40)	(64)
Income tax accrual adjustment	—	(257)	273	16	(16)	257

Totals	$(158)	(251)	235	(16)	(142)	193

Discontinued Operations — Third Quarter 2010

	Pre-tax				After-tax	Cash Flow Before
	Earnings	Income Tax Effect			Earnings	Balance Sheet
	Effect	Current	Deferred	Total	Effect	Changes Effect

Financial benefits of decision to divest assets	$30	—	10	10	20	—
Restructuing costs	$3	1	—	1	2	1
Gain on sale of assets	$1,535	19	(6)	13	1,522	(19)
Insurance settlement	$60	—	—	—	60	60

Totals	$1,628	20	4	24	1,604	42

In aggregate, these items increased third-quarter 2010 net earnings by $1.5 billion, or $3.37 per common share ($3.35 per diluted share). These items and their associated tax effects increased third-quarter 2010 cash flow before balance sheet changes by $235 million.
Conference Call to be Webcast Today
Devon will discuss its third-quarter 2010 financial and operating results in a conference call that will be webcast today. The webcast will begin at 10 a.m. Central Time (11 a.m. Eastern Time) and can be accessed from Devon’s internet home page at www.devonenergy.com.
Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is a leading U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For more information about Devon, please visit our website at www.devonenergy.com.
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; political or regulatory changes; the availability of goods and services; and the occurrence, timing and completion of property divestitures. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by Devon on its website or otherwise. Devon does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.
Effective January 1, 2010, the United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. This release may contain certain terms, such as resource potential and exploration target size. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K for the fiscal year ended December 31, 2009, available from us at Devon Energy Corporation, Attn. Investor Relations, 20 North Broadway, Oklahoma City, OK 73102. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION
PRODUCTION (net of royalties)
Excludes discontinued operations

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Total Period Production

Natural Gas (Bcf)
U.S. Onshore	178.7	171.7	518.0	535.9
Canada	53.5	58.5	161.6	171.3

North American Onshore	232.2	230.2	679.6	707.2
U.S. Offshore	—	12.2	16.8	33.5

Total Natural Gas	232.2	242.4	696.4	740.7

Oil (MMBbls)
U.S. Onshore	3.5	2.8	9.8	8.6
Canada	6.0	5.8	19.1	18.7

North American Onshore	9.5	8.6	28.9	27.3
U.S. Offshore	—	1.5	1.9	3.8

Total Oil	9.5	10.1	30.8	31.1

Natural Gas Liquids (MMBbls)
U.S. Onshore	7.3	6.6	20.8	19.2
Canada	0.9	0.9	2.7	2.8

North American Onshore	8.2	7.5	23.5	22.0
U.S. Offshore	—	0.1	0.3	0.5

Total Natural Gas Liquids	8.2	7.6	23.8	22.5

Oil Equivalent (MMBoe)
U.S. Onshore	40.6	37.9	117.0	117.1
Canada	15.8	16.5	48.7	50.1

North American Onshore	56.4	54.4	165.7	167.2
U.S. Offshore	—	3.7	5.0	9.9

Total Oil Equivalent	56.4	58.1	170.7	177.1

Average Daily Production

Natural Gas (MMcf)
U.S. Onshore	1,941.9	1,865.9	1,897.3	1,963.0
Canada	581.6	635.8	592.0	627.4

North American Onshore	2,523.5	2,501.7	2,489.3	2,590.4
U.S. Offshore	—	133.1	61.5	122.7

Total Natural Gas	2,523.5	2,634.8	2,550.8	2,713.1

Oil (MBbls)
U.S. Onshore	38.5	30.3	36.0	31.8
Canada	65.0	62.8	69.9	68.4

North American Onshore	103.5	93.1	105.9	100.2
U.S. Offshore	—	16.4	7.0	13.8

Total Oil	103.5	109.5	112.9	114.0

Natural Gas Liquids (MBbls)
U.S. Onshore	79.6	71.0	76.2	70.2
Canada	9.6	9.9	9.9	10.5

North American Onshore	89.2	80.9	86.1	80.7
U.S. Offshore	—	1.4	1.2	1.9

Total Natural Gas Liquids	89.2	82.3	87.3	82.6

Oil Equivalent (MBoe)
U.S. Onshore	441.7	412.3	428.4	429.1
Canada	171.6	178.7	178.5	183.5

North American Onshore	613.3	591.0	606.9	612.6
U.S. Offshore	—	40.0	18.4	36.2

Total Oil Equivalent	613.3	631.0	625.3	648.8

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION
BENCHMARK PRICES
(average prices)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Natural Gas ($/Mcf) — Henry Hub	$4.38	$3.39	$4.59	$3.93
Oil ($/Bbl) — West Texas Intermediate (Cushing)	$76.08	$68.25	$77.59	$57.09
Quarter Ended September 30, 2010

	Oil	Gas	NGLs	Total
	(Per Bbl)	(Per Mcf)	(Per Bbl)	(Per Boe)

U.S. Onshore	$71.47	$3.65	$27.21	$27.18
Canada	$56.89	$3.72	$43.89	$36.62

North American Onshore	$62.31	$3.67	$29.01	$29.82
U.S. Offshore	$—	$—	$—	$—

Realized price without hedges	$62.31	$3.67	$29.01	$29.82
Cash settlements	$—	$1.00	$—	$4.14

Realized price, including cash settlements	$62.31	$4.67	$29.01	$33.96

Quarter Ended September 30, 2009

	Oil	Gas	NGLs	Total
	(Per Bbl)	(Per Mcf)	(Per Bbl)	(Per Boe)

U.S. Onshore	$64.48	$2.77	$24.49	$21.48
Canada	$55.10	$2.91	$33.81	$31.62

North American Onshore	$58.15	$2.81	$25.63	$24.54
U.S. Offshore	$65.99	$3.49	$28.34	$39.67

Realized price without hedges	$59.32	$2.84	$25.67	$25.50
Cash settlements	$—	$0.52	$—	$2.19

Realized price, including cash settlements	$59.32	$3.36	$25.67	$27.69

Nine Months Ended September 30, 2010

	Oil	Gas	NGLs	Total
	(Per Bbl)	(Per Mcf)	(Per Bbl)	(Per Boe)

U.S. Onshore	$73.56	$3.91	$29.92	$28.83
Canada	$57.90	$4.24	$46.34	$39.33

North American Onshore	$63.22	$3.99	$31.81	$31.92
U.S. Offshore	$77.81	$5.12	$38.22	$49.06

Realized price without hedges	$64.12	$4.02	$31.90	$32.42
Cash settlements	$—	$0.83	$—	$3.40

Realized price, including cash settlements	$64.12	$4.85	$31.90	$35.82

Nine Months Ended September 30, 2009

	Oil	Gas	NGLs	Total
	(Per Bbl)	(Per Mcf)	(Per Bbl)	(Per Boe)

U.S. Onshore	$51.04	$2.99	$20.98	$20.86
Canada	$43.42	$3.51	$30.20	$29.94

North American Onshore	$45.83	$3.11	$22.18	$23.58
U.S. Offshore	$56.19	$4.11	$23.51	$36.64

Realized price without hedges	$47.09	$3.16	$22.21	$24.31
Cash settlements	$—	$0.48	$—	$2.03

Realized price, including cash settlements	$47.09	$3.64	$22.21	$26.34

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share amounts)	2010	2009	2010	2009

Revenues

Oil, gas, and NGL sales	$1,683	$1,481	$5,535	$4,306
Oil, gas, and NGL derivatives	209	23	874	190
Marketing and midstream revenues	461	344	1,396	1,074

Total revenues	2,353	1,848	7,805	5,570

Expenses and other, net

Lease operating expenses	415	416	1,271	1,266
Taxes other than income taxes	95	81	288	249
Marketing and midstream operating costs and expenses	336	241	1,013	695
Depreciation, depletion and amortization of oil and gas properties	397	424	1,249	1,414
Depreciation and amortization of non-oil and gas properties	66	64	192	208
Accretion of asset retirement obligations	21	22	71	68
General and administrative expenses	131	136	399	472
Restructuring costs	63	—	55	—
Interest expense	83	90	280	263
Interest rate and other financial instruments	55	(5)	121	(20)
Reduction of carrying value of oil and gas properties	—	—	—	6,408
Other, net	(8)	(92)	(34)	(61)

Total expenses and other, net	1,654	1,377	4,905	10,962

Earnings (loss) from continuing operations before income taxes	699	471	2,900	(5,392)

Income tax expense (benefit)

Current	(310)	85	696	135
Deferred	580	4	349	(2,217)

Total income tax expense (benefit)	270	89	1,045	(2,082)

Earnings (loss) from continuing operations	429	382	1,855	(3,310)

Discontinued operations

Earnings from discontinued operations before income taxes	1,710	121	2,320	198
Discontinued operations income tax expense	49	4	187	34

Earnings from discontinued operations	1,661	117	2,133	164

Net earnings (loss)	$2,090	$499	$3,988	$(3,146)

Basic earnings (loss) from continuing operations per share	$0.99	$0.86	$4.20	$(7.46)
Basic earnings from discontinued operations per share	3.82	0.27	4.82	0.37

Basic net earnings (loss) per share	$4.81	$1.13	$9.02	$(7.09)

Diluted earnings (loss) from continuing operations per share	$0.98	$0.86	$4.18	$(7.46)
Diluted earnings from discontinued operations per share	3.81	0.26	4.81	0.37

Diluted net earnings (loss) per share	$4.79	$1.12	$8.99	$(7.09)

Weighted average common shares outstanding
Basic	435	444	442	444
Diluted	436	446	444	446

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(in millions)	2010	2009
		(Audited)
Assets

Current assets:
Cash and cash equivalents	$3,608	$646
Accounts receivable	1,028	1,208
Current assets held for sale	576	657
Other current assets	738	481

Total current assets	5,950	2,992

Property and equipment, at cost:
Oil and gas, based on full cost accounting:
Subject to amortization	53,563	52,352
Not subject to amortization	3,605	4,078

Total oil and gas	57,168	56,430
Other	4,330	4,045

Total property and equipment, at cost	61,498	60,475
Less accumulated depreciation, depletion and amortization	(43,299)	(41,708)

Property and equipment, net	18,199	18,767

Goodwill	5,977	5,930
Long-term assets held for sale	875	1,250
Other long-term assets	862	747

Total Assets	$31,863	$29,686

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable — trade	$1,192	$1,137
Revenues and royalties due to others	517	486
Short-term debt	1,808	1,432
Current liabilities associated with assets held for sale	377	234
Other current liabilities	556	513

Total current liabilities	4,450	3,802

Long-term debt	3,821	5,847
Asset retirement obligations	1,394	1,418
Liabilities associated with assets held for sale	69	213
Other long-term liabilities	1,072	937
Deferred income taxes	2,405	1,899
Stockholders’ equity:
Common stock	43	45
Additional paid-in capital	5,714	6,527
Retained earnings	11,390	7,613
Accumulated other comprehensive earnings	1,512	1,385
Treasury stock, at cost	(7)	—

Total Stockholders’ Equity	18,652	15,570

Total Liabilities and Stockholders’ Equity	$31,863	$29,686

Common Shares Outstanding	432	447

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2010	2009	2010	2009

Cash Flows From Operating Activities

Earnings (loss) from continuing operations	$429	$382	$1,855	$(3,310)
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities:
Depreciation, depletion and amortization	463	488	1,441	1,622
Deferred income tax benefit	580	4	349	(2,217)
Reduction of carrying value of oil and gas properties	—	—	—	6,408
Unrealized change in fair value of financial instruments	95	113	(136)	184
Other noncash charges	73	57	154	182

Net cash from operating activities before balance sheet changes	1,640	1,044	3,663	2,869
Net (increase) decrease in working capital	(417)	29	164	81
Decrease (increase) in long-term other assets	14	(8)	28	17
Increase (decrease) in long-term other liabilities	56	(53)	57	(32)

Cash from operating activities — continuing operations	1,293	1,012	3,912	2,935
Cash from operating activities — discontinued operations	51	203	324	357

Net cash from operating activities	1,344	1,215	4,236	3,292

Cash Flows From Investing Activities

Proceeds from property and equipment divestitures	2	21	4,131	23
Capital expenditures	(1,572)	(862)	(4,793)	(3,807)
Redemptions of long-term investments	2	2	20	6
Other	(13)	—	(13)	—

Cash from investing activities — continuing operations	(1,581)	(839)	(655)	(3,778)
Cash from investing activities — discontinued operations	1,869	(122)	2,298	(376)

Net cash from investing activities	288	(961)	1,643	(4,154)

Cash Flows From Financing Activities

Proceeds from borrowings of long term debt, net of issuance costs	—	—	—	1,187
Net commercial paper repayments	—	38	(1,432)	363
Debt repayments	—	—	(350)	(1)
Proceeds from stock option exercises	3	10	18	19
Repurchases of common stock	(499)	—	(929)	—
Dividends paid on common stock	(69)	(71)	(211)	(213)
Excess tax benefits related to share-based compensation	1	1	7	6

Net cash from financing activities	(564)	(22)	(2,897)	1,361

Effect of exchange rate changes on cash	14	24	5	29

Net increase in cash and cash equivalents	1,082	256	2,987	528
Cash and cash equivalents at beginning of period	2,916	656	1,011	384

Cash and cash equivalents at end of period	$3,998	$912	$3,998	$912

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION
COMPANY OPERATED RIGS

	As of September 30,
	2010	2009

Number of Company Operated Rigs Running

U.S. Onshore	59	21
Canada	8	8

North American Onshore	67	29
U.S. Offshore	—	1

Total	67	30

DRILLING ACTIVITY
Gross wells drilled

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Exploration Wells Drilled

U.S. Onshore	9	2	18	10
Canada	14	—	42	29

North American Onshore	23	2	60	39
U.S. Offshore	—	—	—	1

Total	23	2	60	40

Exploration Wells Success Rate

U.S. Onshore	89%	50%	94%	80%
Canada	100%	n/a	98%	100%

North American Onshore	96%	50%	97%	95%
U.S. Offshore	n/a	n/a	n/a	0%

Total	96%	50%	97%	97%

Development Wells Drilled

U.S. Onshore	318	135	885	585
Canada	66	87	227	230

North American Onshore	384	222	1,112	815
U.S. Offshore	—	—	4	4

Total	384	222	1,116	819

Development Wells Success Rate

U.S. Onshore	99%	98%	100%	99%
Canada	100%	100%	100%	99%

North American Onshore	99%	99%	100%	99%
U.S. Offshore	n/a	n/a	100%	50%

Total	99%	99%	100%	99%

Total Wells Drilled

U.S. Onshore	327	137	903	595
Canada	80	87	269	259

North American Onshore	407	224	1,172	854
U.S. Offshore	—	—	4	5

Total	407	224	1,176	859

Total Wells Success Rate

U.S. Onshore	99%	97%	100%	99%
Canada	100%	100%	100%	99%

North American Onshore	99%	98%	100%	99%
U.S. Offshore	n/a	n/a	100%	40%

Total	99%	98%	100%	99%

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION
CAPITAL EXPENDITURES (in millions)
Quarter Ended September 30, 2010

	U.S. Onshore	Canada	N.A. Onshore	U.S. Offshore	Total

Capital Expenditures

Exploration	$375	90	$465	—	$465
Development	758	190	948	25	973

Exploration and development capital	$1,133	280	$1,413	25	$1,438
Capitalized G&A					74
Capitalized interest					10
Midstream capital					62
Other capital					82

Total Continuing Operations					$1,666

Discontinued operations					106

Total Operations					$1,772

CAPITAL EXPENDITURES (in millions)
Nine Months Ended September 30, 2010

	U.S. Onshore	Canada	N.A. Onshore	U.S. Offshore	Total

Capital Expenditures

Exploration	$653	258	$911	97	$1,008
Development	1,980	632	2,612	248	2,860

Exploration and development capital	$2,633	890	$3,523	345	$3,868
Pike property acquisition					500
Capitalized G&A					232
Capitalized interest					28
Midstream capital					169
Other capital					202

Total Continuing Operations					$4,999

Discontinued operations					418

Total Operations					$5,417

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION
PRODUCTION FROM DISCONTINUED OPERATIONS

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Production from Discontinued Operations

Oil (MMBbls)	2.0	3.7	7.8	11.6
Natural Gas (Bcf)	0.4	0.4	1.3	1.0

Total Oil Equivalent (MMBoe)	2.1	3.8	8.0	11.8

STATEMENTS OF DISCONTINUED OPERATIONS

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2010	2009	2010	2009

Revenues

Oil sales	$137	$248	$565	$642
Gas sales	2	2	8	4

Total revenues	139	250	573	646

Expenses and other, net

Operating expenses	39	132	168	364
Reduction of carrying value of oil and gas properties	—	—	—	109
Gain on sale of oil and gas properties	(1,535)	—	(1,843)	—
Other, net	(75)	(3)	(72)	(25)

Total expenses and other, net	(1,571)	129	(1,747)	448

Earnings before income taxes	1,710	121	2,320	198

Income tax expense (benefit)

Current	38	18	190	20
Deferred	11	(14)	(3)	14

Total income tax expense	49	4	187	34

Earnings from discontinued operations	$1,661	$117	$2,133	$164

DEVON ENERGY CORPORATION
FINANCIAL AND OPERATIONAL INFORMATION
NON-GAAP FINANCIAL MEASURES
The United States Securities and Exchange Commission has adopted disclosure requirements for public companies such as Devon concerning Non-GAAP financial measures. (GAAP refers to generally accepted accounting principles.) The company must reconcile the Non-GAAP financial measure to related GAAP information.
Cash flow before balance sheet changes is a Non-GAAP financial measure. Devon believes cash flow before balance sheet changes is relevant because it is a measure of cash available for capital expenditures, dividends, debt repayments or stock repurchases. Cash flow before balance sheet changes is used by certain securities analysts as a measure of Devon’s financial results.
RECONCILIATION TO GAAP INFORMATION

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2010	2009	2010	2009

Net Cash Provided By Operating Activities (GAAP)	$1,344	$1,215	$4,236	$3,292

Changes in assets and liabilities — continuing operations	347	32	(249)	(66)
Changes in assets and liabilities — discontinued operations	76	(42)	(38)	75

Cash flow before balance sheet changes (Non-GAAP)	$1,767	$1,205	$3,949	$3,301

Devon believes that using net debt for the calculation of “net debt to adjusted capitalization” provides a better measure than using debt. Devon defines net debt as debt less cash and cash equivalents. Devon believes that because cash and cash equivalents can be used to repay indebtedness, netting cash and cash equivalents against debt provides a clearer picture of the future demands on cash to repay debt.
RECONCILIATION TO GAAP INFORMATION

	September 30,
(in millions)	2010	2009

Total debt (GAAP)	$5,629	$7,393
Adjustments:
Cash and cash equivalents (including cash from discontinued operations)	3,998	912

Net debt (Non-GAAP)	$1,631	$6,481

Total debt	$5,629	$7,393
Stockholders’ equity	18,652	14,653

Total capitalization (GAAP)	$24,281	$22,046

Net debt	$1,631	$6,481
Stockholders’ equity	18,652	14,653

Adjusted capitalization (Non-GAAP)	$20,283	$21,134